Exhibit 4.4

EXECUTION VERSION

SECURITY AGREEMENT

dated as of

November 3, 2006

among

ENCORE MEDICAL FINANCE LLC,
as Borrower

ENCORE MEDICAL HOLDINGS LLC,
as Holdings

CERTAIN SUBSIDIARIES OF HOLDINGS
IDENTIFIED HEREIN,

and

BANK OF AMERICA, N.A.,
as Collateral Agent

TABLE OF CONTENTS

		Page

ARTICLE I
Definitions

SECTION 1.01	Credit Agreement	1
SECTION 1.02	Other Defined Terms	1

ARTICLE II
Pledge of Securities

SECTION 2.01	Pledge	3
SECTION 2.02	Delivery of the Pledged Collateral	4
SECTION 2.03	Representations, Warranties and Covenants	4
SECTION 2.04	Certification of Limited Liability Company and Limited Partnership Interests	5
SECTION 2.05	Registration in Nominee Name; Denominations	6
SECTION 2.06	Voting Rights; Dividends and Interest	6

ARTICLE III
Security Interests in Personal Property

SECTION 3.01	Security Interest	8
SECTION 3.02	Representations and Warranties	9
SECTION 3.03	Covenants	11
SECTION 3.04	Other Actions	12

ARTICLE IV
Remedies

SECTION 4.01	Remedies Upon Default	14
SECTION 4.02	Application of Proceeds	16

ARTICLE V
Indemnity, Subrogation and Subordination

SECTION 5.01	Indemnity	16
SECTION 5.02	Contribution and Subrogation	16
SECTION 5.03	Subordination	17

ARTICLE VI
Miscellaneous

SECTION 6.01	Notices	17
SECTION 6.02	Waivers; Amendment	17
SECTION 6.03	Collateral Agent’s Fees and Expenses	18

i

Schedules

Schedule I	Subsidiary Parties
Schedule II	Pledged Equity; Pledged Debt
Schedule III	Commercial Tort Claims

Exhibits

Exhibit I	Form of Security Agreement Supplement
Exhibit II	Form of Perfection Certificate
Exhibit III	Form of Consent to Assignment of Letter of Credit Rights

ii

SECURITY AGREEMENT dated as of November 3, 2006 among ENCORE MEDICAL HOLDINGS LLC (“Holdings”), ENCORE MEDICAL FINANCE LLC (the “Borrower”), the Subsidiaries of Holdings from time to time party hereto and BANK OF AMERICA, N.A., as Collateral Agent for the Secured Parties (as defined below).

Reference is made to the Credit Agreement dated as of November 3, 2006 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, Holdings, BANK OF AMERICA, N.A., as Administrative Agent, Swing Line Lender and an L/C Issuer, BANC OF AMERICA SECURITIES LLC, as Arranger and Book Runner, CREDIT SUISSE SECURITIES (USA) LLC, as Arranger, Book Runner and as Syndication Agent, and GENERAL ELECTRIC CAPITAL CORPORATION, as Documentation Agent, and each lender from time to time party thereto (collectively, the “Lenders” and individually, a “Lender”).  The Lenders have agreed to extend credit to the Borrower subject to the terms and conditions set forth in the Credit Agreement.  The Grantors may receive, directly or indirectly, a portion of the proceeds of the Loans under the Credit Agreement and will derive substantial direct and indirect benefits from the transactions contemplated by the Credit Agreement.  It is a condition precedent to the making of Loans and the issuance of Letters of Credit by the Lenders under the Credit Agreement and the entry by any Lender or Affiliate of a Lender in its capacity as a provider of cash management services into Cash Management Obligations and Hedge Banks into Secured Hedge Agreements from time to time that the Grantors shall have executed and delivered this Agreement.  Holdings and the Subsidiary Parties are affiliates of the Borrower, will derive substantial benefits from the extension of credit to the Borrower pursuant to the Credit Agreement and are willing to execute and deliver this Agreement in order to induce the Lenders to extend such credit.  Accordingly, the parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01       Credit Agreement.

(a)           Capitalized terms used in this Agreement and not otherwise defined herein have the meanings specified in the Credit Agreement.  All terms defined in the New York UCC (as defined herein) and not defined in this Agreement have the meanings specified therein; the term “instrument” shall have the meaning specified in Article 9 of the New York UCC.

(b)           The rules of construction specified in Article I of the Credit Agreement also apply to this Agreement.

SECTION 1.02       Other Defined Terms.  As used in this Agreement, the following terms have the meanings specified below:

“Account Debtor” means any Person who is or who may become obligated to any Grantor under, with respect to or on account of an Account.

“Accounts” has the meaning specified in Article 9 of the New York UCC.

“Agreement” means this Security Agreement.

“Article 9 Collateral” has the meaning assigned to such term in Section 3.01(a).

“Claiming Party” has the meaning assigned to such term in Section 5.02.

“Collateral” means the Article 9 Collateral and the Pledged Collateral.

“Contributing Party” has the meaning assigned to such term in Section 5.02.

“Credit Agreement” has the meaning assigned to such term in the preliminary statement of this Agreement.

“General Intangibles” has the meaning specified in Article 9 of the New York UCC and includes corporate or other business records, indemnification claims, contract rights (including rights under leases, whether entered into as lessor or lessee, Swap Contracts and other agreements), goodwill, registrations, franchises, tax refund claims and any letter of credit, guarantee, claim, security interest or other security held by or granted to any Grantor, as the case may be, to secure payment by an Account Debtor of any of the Accounts; provided that General Intangibles shall not include any intellectual property and related assets subject to the Intellectual Property Security Agreement.

“Grantor” means each of Holdings, the Borrower and each Subsidiary Party that is a Domestic Subsidiary and not an Unrestricted Subsidiary or an Excluded Subsidiary.

“New York UCC” means the Uniform Commercial Code as from time to time in effect in the State of New York.

“Obligations” has the meaning assigned to such term in the Credit Agreement.

“Perfection Certificate” means a certificate substantially in the form of Exhibit II, completed and supplemented with the schedules and attachments contemplated thereby, and duly executed by the chief financial officer and the chief legal officer of the Borrower.

“Pledged Collateral” has the meaning assigned to such term in Section 2.01.

“Pledged Debt” has the meaning assigned to such term in Section 2.01.

“Pledged Equity” has the meaning assigned to such term in Section 2.01.

“Pledged Securities” means any promissory notes, stock certificates or other securities now or hereafter included in the Pledged Collateral, including all certificates, instruments or other documents representing or evidencing any Pledged Collateral.

“Secured Parties” means, collectively, the Administrative Agent, the Collateral Agent, the Lenders, the Hedge Banks, the Cash Management Banks, the Supplemental Administrative Agent and each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.01(c) of the Credit Agreement.

“Security Agreement Supplement” means an instrument in the form of Exhibit I hereto.

“Security Interest” has the meaning assigned to such term in Section 3.01(a).

“Subsidiary Parties” means (a) the Restricted Subsidiaries identified on Schedule I and (b) each other Restricted Subsidiary that becomes a party to this Agreement as a Subsidiary Party after the Closing Date.

ARTICLE II

Pledge of Securities

SECTION 2.01       Pledge.  As security for the payment or performance, as the case may be, in full of the Obligations, including the Guaranties, each Grantor hereby assigns and pledges to the Collateral Agent, its successors and assigns, for the benefit of the Secured Parties, and hereby grants to the Collateral Agent, its successors and assigns, for the benefit of the Secured Parties, a security interest in, all of such Grantor’s right, title and interest in, to and under (i) all Equity Interests held by it and listed on Schedule II and any other Equity Interests obtained in the future by such Grantor and the certificates representing all such Equity Interests (the “Pledged Equity”); provided that the Pledged Equity shall not include (A) more than 65% of the issued and outstanding voting Equity Interests of any Foreign Subsidiary, (B) Equity Interests of Unrestricted Subsidiaries, (C) Equity Interests of any Subsidiary of a Foreign Subsidiary, (D) Equity Interests of any Subsidiary acquired pursuant to a Permitted Acquisition financed with Indebtedness incurred pursuant to Section 7.03(g) of the Credit Agreement if such Equity Interests serve as security for such Indebtedness or if the terms of such Indebtedness prohibit the creation of any other lien on such Equity Interests, (E) Equity Interests of any Person that is not a direct or indirect, wholly owned Subsidiary of the Borrower, (F) Equity Interests of any Subsidiary with respect to which the Administrative Agent has confirmed in writing to the Borrower its determination that the costs or other consequences (including adverse tax consequences) of providing a pledge of its Equity Interests is excessive in view of the benefits to be obtained by the Secured Parties and (G) subject to Section 3.03(i), Equity Interests held by Encore Medical, L.P. in Encore Orthopedics FSC Limited; (ii)(A) the promissory notes and instruments evidencing indebtedness owned by it and listed opposite the name of such Grantor on Schedule II, and (B) the promissory notes and any other instruments evidencing indebtedness obtained in the future by such Grantor (the “Pledged Debt”); (iii) all other property that may be delivered to and held by the Collateral Agent pursuant to the terms of this Section 2.01; (iv) subject to Section 2.06, all payments of principal or interest, dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of, in exchange for or upon the conversion of, and all other Proceeds received in respect of, the securities referred to in clauses (i) and (ii) above; (v) subject to Section 2.06, all rights and privileges of such Grantor with respect to the securities and other property referred to in clauses (i), (ii), (iii) and (iv) above; and (vi) all Proceeds of any of the foregoing (the items referred to in clauses (i) through (vi) above being collectively referred to as the “Pledged Collateral”).

TO HAVE AND TO HOLD the Pledged Collateral, together with all right, title, interest, powers, privileges and preferences pertaining or incidental thereto, unto the Collateral

Agent, its successors and assigns, for the benefit of the Secured Parties, forever, subject, however, to the terms, covenants and conditions hereinafter set forth.

SECTION 2.02       Delivery of the Pledged Collateral.

(a)           Each Grantor agrees promptly to deliver or cause to be delivered to the Collateral Agent, for the benefit of the Secured Parties, any and all Pledged Securities (other than any uncertificated securities, but only for so long as such securities remain uncertificated) to the extent such Pledged Securities, in the case of promissory notes or other instruments evidencing Indebtedness, are required to be delivered pursuant to paragraph (b) of this Section 2.02.

(b)           Each Grantor will cause any Indebtedness for borrowed money having an aggregate principal amount in excess of $2,000,000 owed to such Grantor by any Person pursuant to any obligation to be evidenced by a duly executed promissory note that is pledged and delivered to the Collateral Agent, for the benefit of the Secured Parties, pursuant to the terms hereof.

(c)           Upon delivery to the Collateral Agent, (i) any Pledged Securities shall be accompanied by stock or note powers duly executed in blank or other instruments of transfer reasonably satisfactory to the Collateral Agent and by such other instruments and documents as the Collateral Agent may reasonably request and (ii) all other property comprising part of the Pledged Collateral shall be accompanied by proper instruments of assignment duly executed by the applicable Grantor and such other instruments or documents as the Collateral Agent may reasonably request.  Each delivery of Pledged Securities shall be accompanied by a schedule describing the securities, which schedule shall be attached hereto as Schedule II and made a part hereof; provided that failure to attach any such schedule hereto shall not affect the validity of such pledge of such Pledged Securities.  Each schedule so delivered shall supplement any prior schedules so delivered.

SECTION 2.03       Representations, Warranties and Covenants.  Holdings and the Borrower jointly and severally represent, warrant and covenant, as to themselves and the other Grantors, to and with the Collateral Agent, for the benefit of the Secured Parties, that:

(a)           Schedule II correctly sets forth the percentage of the issued and outstanding units of each class of the Equity Interests of the issuer thereof represented by the Pledged Equity and includes all Equity Interests, promissory notes and instruments required to be pledged hereunder in order to satisfy the Collateral and Guaranty Requirement;

(b)           the Pledged Equity and Pledged Debt (solely with respect to Pledged Debt issued by a Person other than Holdings or a subsidiary of Holdings, to the best of Holdings’ and the Borrower’s knowledge) have been duly and validly authorized and issued by the issuers thereof and (i) in the case of Pledged Equity (other than Pledged Equity consisting of limited liability company interests or partnership interests, which cannot be fully paid or nonassessable), are fully paid and nonassessable and (ii) in the case of Pledged Debt (solely with respect to Pledged Debt issued by a Person other than

Holdings or a subsidiary of Holdings, to the best of Holdings’ and the Borrower’s knowledge), are legal, valid and binding obligations of the issuers thereof;

(c)           except for the security interests granted hereunder, each of the Grantors (i) is and, subject to any transfers made in compliance with the Credit Agreement, will continue to be the direct owner, beneficially and of record, of the Pledged Securities indicated on Schedule II as owned by such Grantors, (ii) holds the same free and clear of all Liens, other than (A) Liens created by the Collateral Documents and (B) Liens expressly permitted pursuant to Section 7.01 of the Credit Agreement, (iii) will make no assignment, pledge, hypothecation or transfer of, or create or permit to exist any security interest in or other Lien on, the Pledged Collateral, other than (A) Liens created by the Collateral Documents and (B) Liens expressly permitted pursuant to Section 7.01 of the Credit Agreement, and (iv) will defend its title or interest thereto or therein against any and all Liens (other than the Liens permitted pursuant to this Section 2.03(c)), however arising, of all Persons whomsoever;

(d)           except for restrictions and limitations imposed by the Loan Documents, securities laws generally, or with respect to limited liability companies, limited liability company laws and except as described in the Perfection Certificate, the Pledged Collateral is and will continue to be freely transferable and assignable, and none of the Pledged Collateral is or will be subject to any option, right of first refusal, shareholders agreement, charter or by-law provisions or contractual restriction of any nature that might prohibit, impair, delay or otherwise affect in any manner material and adverse to the Secured Parties the pledge of such Pledged Collateral hereunder, the sale or disposition thereof pursuant hereto or the exercise by the Collateral Agent of rights and remedies hereunder;

(e)           each of the Grantors has the power and authority to pledge the Pledged Collateral pledged by it hereunder in the manner hereby done or contemplated;

(f)            no consent or approval of any Governmental Authority, any securities exchange or any other Person was or is necessary to the validity of the pledge effected hereby (other than such as have been obtained and are in full force and effect);

(g)           by virtue of the execution and delivery by the Grantors of this Agreement, when any Pledged Securities are delivered to the Collateral Agent in accordance with this Agreement, the Collateral Agent will obtain a legal, valid and perfected lien upon and security interest in such Pledged Securities as security for the payment and performance of the Obligations; and

(h)           the pledge effected hereby is effective to vest in the Collateral Agent, for the benefit of the Secured Parties, the rights of the Collateral Agent in the Pledged Collateral as set forth herein.

SECTION 2.04       Certification of Limited Liability Company and Limited Partnership Interests. Any equity interest in any limited liability company or limited partnership controlled by any Grantor and pledged under Section 2.01 shall either (i) be represented by a certificate, shall be a “security” within the meaning of Article 8 of the UCC and shall be delivered to the Collateral Agent or (b) not have elected to be treated as a “security” within the meaning of Article 8 of the UCC and shall not be represented by a certificate.

SECTION 2.05       Registration in Nominee Name; Denominations.  If an Event of Default shall occur and be continuing and the Collateral Agent shall give the Borrower notice of its intent to exercise such rights, (a) the Collateral Agent, on behalf of the Secured Parties, shall have the right (in its sole and absolute discretion) to hold the Pledged Securities in its own name as pledgee, the name of its nominee (as pledgee or as sub-agent) or the name of the applicable Grantor, endorsed or assigned in blank or in favor of the Collateral Agent, and each Grantor will promptly give to the Collateral Agent copies of any notices or other communications received by it with respect to Pledged Securities registered in the name of such Grantor and (b) the Collateral Agent shall have the right to exchange the certificates representing Pledged Securities for certificates of smaller or larger denominations for any purpose consistent with this Agreement.

SECTION 2.06       Voting Rights; Dividends and Interest.

(a)           Unless and until an Event of Default shall have occurred and be continuing and the Collateral Agent shall have notified the Borrower that the rights of the Grantors under this Section 2.06 are being suspended:

(i)            Each Grantor shall be entitled to exercise any and all voting and/or other consensual rights and powers inuring to an owner of Pledged Securities or any part thereof for any purpose consistent with the terms of this Agreement, the Credit Agreement and the other Loan Documents; provided that such rights and powers shall not be exercised in any manner that could materially and adversely affect the rights inuring to a holder of any Pledged Securities or the rights and remedies of any of the Collateral Agent or the other Secured Parties under this Agreement, the Credit Agreement or any other Loan Document or the ability of the Secured Parties to exercise the same.

(ii)           The Collateral Agent shall execute and deliver to each Grantor, or cause to be executed and delivered to each Grantor, all such proxies, powers of attorney and other instruments as each Grantor may reasonably request for the purpose of enabling such Grantor to exercise the voting and/or consensual rights and powers it is entitled to exercise pursuant to subparagraph (i) above.

(iii)          Each Grantor shall be entitled to receive and retain any and all dividends, interest, principal and other distributions paid on or distributed in respect of the Pledged Securities to the extent and only to the extent that such dividends, interest, principal and other distributions are permitted by, and otherwise paid or distributed in accordance with, the terms and conditions of the Credit Agreement, the other Loan Documents and applicable Laws; provided that any noncash dividends, interest, principal or other distributions that would constitute Pledged Equity or Pledged Debt, whether resulting from a subdivision, combination or reclassification of the outstanding Equity Interests of the issuer of any Pledged Securities or received in exchange for Pledged Securities or any part thereof, or in redemption thereof, or as a result of any merger, consolidation, acquisition or other exchange of assets to which such issuer may be a party or otherwise, shall be and become part of the Pledged Collateral, and, if received by any Grantor, shall not be commingled by such Grantor with any of its other funds or property but shall be held separate and apart therefrom, shall be held in trust for the benefit of the Collateral Agent and the Secured Parties and shall be forthwith delivered to the Collateral Agent in the same form as so received (with any necessary endorsement reasonably requested by the Collateral Agent).

(b)           Upon the occurrence and during the continuance of an Event of Default, after the Collateral Agent shall have notified the Borrower of the suspension of the rights of the Grantors under paragraph (a)(iii) of this Section 2.06, then all rights of any Grantor to dividends, interest, principal or other distributions that such Grantor is authorized to receive pursuant to paragraph (a)(iii) of this Section 2.06 shall cease, and all such rights shall thereupon become vested in the Collateral Agent, which shall have the sole and exclusive right and authority to receive and retain such dividends, interest, principal or other distributions.  All dividends, interest, principal or other distributions received by any Grantor contrary to the provisions of this Section 2.06 shall be held in trust for the benefit of the Collateral Agent, shall be segregated from other property or funds of such Grantor and shall be forthwith delivered to the Collateral Agent upon demand in the same form as so received (with any necessary endorsement reasonably requested by the Collateral Agent).  Any and all money and other property paid over to or received by the Collateral Agent pursuant to the provisions of this paragraph (b) shall be retained by the Collateral Agent in an account to be established by the Collateral Agent upon receipt of such money or other property and shall be applied in accordance with the provisions of Section 4.02.  After all Events of Default have been cured or waived, the Collateral Agent shall promptly repay to each Grantor (without interest) all dividends, interest, principal or other distributions that such Grantor would otherwise be permitted to retain pursuant to the terms of paragraph (a)(iii) of this Section 2.06 and that remain in such account.

(c)           Upon the occurrence and during the continuance of an Event of Default, after the Collateral Agent shall have notified the Borrower of the suspension of the rights of the Grantors under paragraph (a)(i) of this Section 2.06, then all rights of any Grantor to exercise the voting and consensual rights and powers it is entitled to exercise pursuant to paragraph (a)(i) of this Section 2.06, and the obligations of the Collateral Agent under paragraph (a)(ii) of this Section 2.06, shall cease, and all such rights shall thereupon become vested in the Collateral Agent, which shall have the sole and exclusive right and authority to exercise such voting and consensual rights and powers; provided that, unless otherwise directed by the Required Lenders, the Collateral Agent shall have the right from time to time following and during the continuance of an Event of Default to permit the Grantors to exercise such rights.  After all Events of Default have been cured or waived, each Grantor shall have the exclusive right to exercise the voting and/or consensual rights and powers that such Grantor would otherwise be entitled to exercise pursuant to the terms of paragraph (a)(i) of this Section 2.06.

(d)           Any notice given by the Collateral Agent to the Borrower suspending the rights of the Grantors under paragraph (a) of this Section 2.06 (i) shall be given in writing, (ii) may be given with respect to one or more of the Grantors at the same or different times and (iii) may suspend the rights of the Grantors under paragraph (a)(i) or paragraph (a)(iii) of this Section 2.06 in part without suspending all such rights (as specified by the Collateral Agent in its sole and absolute discretion) and without waiving or otherwise affecting the Collateral Agent’s rights to give additional notices from time to time suspending other rights so long as an Event of Default has occurred and is continuing.

ARTICLE III

Security Interests in Personal Property

SECTION 3.01       Security Interest.

(a)           As security for the payment or performance, as the case may be, in full of the Obligations, including the Guaranties, each Grantor hereby assigns and pledges to the Collateral Agent, its successors and assigns, for the benefit of the Secured Parties, and hereby grants to the Collateral Agent, its successors and assigns, for the benefit of the Secured Parties, a security interest (the “Security Interest”) in all right, title or interest in or to any and all of the following assets and properties now owned or at any time hereafter acquired by such Grantor or in which such Grantor now has or at any time in the future may acquire any right, title or interest (collectively, the “Article 9 Collateral”):

(i)            all property;

(ii)           all Accounts;

(iii)          all Chattel Paper;

(iv)          all Commercial Tort Claims described on Schedule III from time to time;

(v)           all Deposit Accounts;

(vi)          all Documents;

(vii)         all Equipment;

(viii)        all General Intangibles;

(ix)           all Instruments;

(x)            all Inventory;

(xi)           all Investment Property;

(xii)          all books and records pertaining to the Article 9 Collateral; and

(xiii)         to the extent not otherwise included, all Proceeds and products of any and all of the foregoing and all supporting obligations, collateral security and guarantees given by any Person with respect to any of the foregoing;

provided that notwithstanding anything to the contrary in this Agreement, this Agreement shall not constitute a grant of a security interest in (A) motor vehicles the perfection of a security interest in which is excluded from the Uniform Commercial Code in the relevant jurisdiction, (B)

any Equity Interests in any Unrestricted Subsidiary or any Equity Interests of any Subsidiary acquired pursuant to a Permitted Acquisition financed with Indebtedness incurred pursuant to Section 7.03(g) of the Credit Agreement if such Equity Interests serve as security for such Indebtedness or if the terms of such Indebtedness prohibit the creation of any other lien on such Equity Interests, (C) more than 65% of the issued and outstanding voting Equity Interests of any Foreign Subsidiary or any Equity Interests of any Subsidiary of a Foreign Subsidiary, (D) any asset with respect to which the Administrative Agent has confirmed in writing to the Borrower its determination that the costs or other consequences (including adverse tax consequences) of providing a security interest in such asset is excessive in view of the benefits to be obtained by the Secured Parties, or (E) any General Intangible, Investment Property or other rights of a Grantor arising under any contract, lease, instrument, license or other document if (but only to the extent that) the grant of a security interest therein would (x) constitute a violation of a valid and enforceable restriction in respect of such General Intangible, Investment Property or other such rights in favor of a third party or under any law, regulation, permit, order or decree of any Governmental Authority, unless and until all required consents shall have been obtained (for the avoidance of doubt, the restrictions described herein shall not include negative pledges or similar undertakings in favor of a lender or other financial counterparty) or (y) expressly give any other party in respect of any such contract, lease, instrument, license or other document, the right to terminate its obligations thereunder; provided, however, that the limitation set forth in clause (E) above shall not affect, limit, restrict or impair the grant by a Grantor of a security interest pursuant to this Agreement in any such Collateral to the extent that an otherwise applicable prohibition or restriction on such grant is rendered ineffective by any applicable law, including the Uniform Commercial Code.  Each Grantor shall, if requested to do so by the Administrative Agent, use commercially reasonable efforts to obtain any such required consent that is reasonably obtainable with respect to Collateral which the Administrative Agent reasonably determines to be material.

(b)           Each Grantor hereby irrevocably authorizes the Collateral Agent for the benefit of the Secured Parties at any time and from time to time to file in any relevant jurisdiction any initial financing statements (including fixture filings) with respect to the Article 9 Collateral or any part thereof and amendments thereto that (i) indicate the Collateral as all assets of such Grantor or words of similar effect as being of an equal or lesser scope or with greater detail, and (ii) contain the information required by Article 9 of the Uniform Commercial Code or the analogous legislation of each applicable jurisdiction for the filing of any financing statement or amendment, including (A) whether such Grantor is an organization, the type of organization and any organizational identification number issued to such Grantor and (B) in the case of a financing statement filed as a fixture filing, a sufficient description of the real property to which such Article 9 Collateral relates.  Each Grantor agrees to provide such information to the Collateral Agent promptly upon request.

(c)           The Security Interest is granted as security only and shall not subject the Collateral Agent or any other Secured Party to, or in any way alter or modify, any obligation or liability of any Grantor with respect to or arising out of the Article 9 Collateral.

SECTION 3.02       Representations and Warranties.  Holdings and the Borrower jointly and severally represent and warrant, as to themselves and the other Grantors, to the Collateral Agent and the Secured Parties that:

(a)           Each Grantor has good and valid rights in and title to the Article 9 Collateral with respect to which it has purported to grant a Security Interest hereunder and has full power and authority to grant to the Collateral Agent the Security Interest in such Article 9 Collateral pursuant hereto and to execute, deliver and perform its obligations in accordance with the terms of this Agreement, without the consent or approval of any other Person other than any consent or approval that has been obtained.

(b)           The Perfection Certificate has been duly prepared, completed and executed and the information set forth therein, including the exact legal name of each Grantor, is correct and complete in all material respects as of the Closing Date.  The UCC financing statements (including fixture filings, as applicable) or other appropriate filings, recordings or registrations prepared by the Collateral Agent based upon the information provided to the Collateral Agent in the Perfection Certificate for filing in each governmental, municipal or other office specified in Schedule 2 to the Perfection Certificate (or specified by notice from the applicable Borrower to the Collateral Agent after the Closing Date in the case of filings, recordings or registrations required by Section 6.11 of the Credit Agreement), are all the filings, recordings and registrations that are necessary to establish a legal, valid and perfected security interest in favor of the Collateral Agent (for the benefit of the Secured Parties) in respect of all Article 9 Collateral in which the Security Interest may be perfected by filing, recording or registration in the United States (or any political subdivision thereof) and its territories and possessions, and no further or subsequent filing, refiling, recording, rerecording, registration or reregistration is necessary in any such jurisdiction, except as provided under applicable law with respect to the filing of continuation statements and as may be required with respect to property of the Grantors of the types described in clauses (1), (2) and (3) of Section 9-311(a) of the UCC, which may not be perfected by such filing.

(c)           The Security Interest constitutes (i) a legal and valid security interest in all the Article 9 Collateral securing the payment and performance of the Obligations and (ii) subject to the filings described in Section 3.02(b), a perfected security interest in all Article 9 Collateral in which a security interest may be perfected by filing, recording or registering a financing statement or analogous document in the United States (or any political subdivision thereof) and its territories and possessions pursuant to the Uniform Commercial Code in the relevant jurisdiction.  The Security Interest is and shall be prior to any other Lien on any of the Article 9 Collateral, other than (i) any nonconsensual Lien that is expressly permitted pursuant to Section 7.01 of the Credit Agreement and has priority as a matter of law and (ii) Liens expressly permitted pursuant to Section 7.01 of the Credit Agreement.

(d)           The Article 9 Collateral is owned by the Grantors free and clear of any Lien, except for Liens expressly permitted pursuant to Section 7.01 of the Credit Agreement.  None of the Grantors has filed or consented to the filing of (i) any financing statement or analogous document under the New York UCC or any other applicable laws covering any Article 9 Collateral or (ii) any assignment in which any Grantor assigns any Article 9 Collateral or any security agreement or similar instrument covering any Article 9 Collateral with any foreign governmental, municipal or other office, which financing statement or analogous document, assignment, security agreement or similar instrument is still in effect, except, in each case, for Liens expressly permitted pursuant to Section 7.01 of the Credit Agreement.

(e)           All Commercial Tort Claims of each Grantor in existence on the date of this Agreement (or on the date upon which such Grantor becomes a party to this Agreement) are described on Schedule III hereto.

SECTION 3.03       Covenants.

(a)           The Borrower agrees promptly to notify the Collateral Agent in writing of any change (i) in legal name of any Grantor, (ii) in the identity or type of organization or corporate structure of any Grantor, or (iii) in the jurisdiction of organization of any Grantor, in each case, within 10 days of such change.

(b)           Each Grantor shall, at its own expense, take any and all commercially reasonable actions necessary to defend title to the Article 9 Collateral against all Persons and to defend the Security Interest of the Collateral Agent in the Article 9 Collateral and the priority thereof against any Lien not expressly permitted pursuant to Section 7.01 of the Credit Agreement.

(c)           Each year, at the time of delivery of annual financial statements with respect to the preceding fiscal year pursuant to Section 6.01 of the Credit Agreement, the Borrower shall deliver to the Collateral Agent a certificate executed by the chief financial officer and the chief legal officer of the Borrower setting forth the information required pursuant to Schedules 1(a), 1(c), 1(e), 1(f), 2(b), 7(a) and 7(b) of the Perfection Certificate or confirming that there has been no change in such information since the date of such certificate or the date of the most recent certificate delivered pursuant to this Section 3.03(c).

(d)           The Borrower agrees, on its own behalf and on behalf of each other Grantor, at its own expense, to execute, acknowledge, deliver and cause to be duly filed all such further instruments and documents and take all such actions as the Collateral Agent may from time to time reasonably request to better assure, preserve, protect and perfect the Security Interest and the rights and remedies created hereby, including the payment of any fees and taxes required in connection with the execution and delivery of this Agreement, the granting of the Security Interest and the filing of any financing statements (including fixture filings) or other documents in connection herewith or therewith.  If any amount payable under or in connection with any of the Article 9 Collateral that is in excess of $2,000,000 shall be or become evidenced by any promissory note or other instrument, such note or instrument shall be promptly pledged and delivered to the Collateral Agent, for the benefit of the Secured Parties, duly endorsed in a manner reasonably satisfactory to the Collateral Agent.

(e)           At its option, the Collateral Agent may discharge past due taxes, assessments, charges, fees, Liens, security interests or other encumbrances at any time levied or placed on the Article 9 Collateral and not permitted pursuant to Section 7.01 of the Credit Agreement, and may pay for the maintenance and preservation of the Article 9 Collateral to the extent any Grantor fails to do so as required by the Credit Agreement or this Agreement and within a reasonable period of time after the Collateral Agent has requested that it do so, and each

Grantor jointly and severally agrees to reimburse the Collateral Agent within 10 days after demand for any payment made or any reasonable expense incurred by the Collateral Agent pursuant to the foregoing authorization.  Nothing in this paragraph shall be interpreted as excusing any Grantor from the performance of, or imposing any obligation on the Collateral Agent or any Secured Party to cure or perform, any covenants or other promises of any Grantor with respect to taxes, assessments, charges, fees, Liens, security interests or other encumbrances and maintenance as set forth herein, in the other Loan Documents.

(f)            If at any time any Grantor shall take a security interest in any property of an Account Debtor or any other Person, the value of which is in excess of $2,000,000, to secure payment and performance of an Account, such Grantor shall promptly assign such security interest to the Collateral Agent for the benefit of the Secured Parties.  Such assignment need not be filed of public record unless necessary to continue the perfected status of the security interest against creditors of and transferees from the Account Debtor or other Person granting the security interest.

(g)           Each Grantor (rather than the Collateral Agent or any Secured Party) shall remain liable (as between itself and any relevant counterparty) to observe and perform all the conditions and obligations to be observed and performed by it under each contract, agreement or instrument relating to the Article 9 Collateral, all in accordance with the terms and conditions thereof, and each Grantor jointly and severally agrees to indemnify and hold harmless the Collateral Agent and the Secured Parties from and against any and all liability for such performance.

(h)           If any Grantor shall at any time hold or acquire a Commercial Tort Claim with a value in excess of $2,000,000, such Grantor shall promptly notify the Collateral Agent in writing signed by such Grantor of the brief details thereof and grant to the Collateral Agent a security interest therein and in the Proceeds thereof, all upon the terms of this Agreement pursuant to a document in form and substance reasonably satisfactory to the Collateral Agent.

(i)            (A) On or prior to a date that is 120 days after the Closing Date, or such later date as the Collateral Agent may reasonably determine, after any request for extension by the Borrower, the Collateral Agent shall receive share certificates for Encore Orthopedics FSC Limited, together with stock powers duly executed in blank or other instruments of transfer reasonably satisfactory to the Collateral Agent and such other instruments and documents as the Collateral Agent may reasonably request if such Subsidiary has not been liquidated or dissolved by such date; and (B) on or prior to a date that is 30 days after the Closing Date, or such later date as the Collateral Agent may reasonably determine, after any requests for extension by the Borrower, the Collateral Agent shall receive a schedule certified by a Responsible Officer of the Borrower, setting forth the names and addresses of all persons and entities other than each Loan Party, such as lessees, consignees, warehousemen or purchasers of chattel paper, which have possession or are intended to have possession of any of the Collateral with a book value in excess of $500,000, including instruments, chattel paper, inventory or equipment.

SECTION 3.04       Other Actions.  In order to further insure the attachment, perfection and priority of, and the ability of the Collateral Agent to enforce, the Security Interest,

each Grantor agrees, in each case at such Grantor’s own expense, to take the following actions with respect to the following Article 9 Collateral:

(a)           Instruments.  If any Grantor shall at any time hold or acquire any Instruments constituting Collateral and evidencing an amount in excess of $2,000,000, such Grantor shall forthwith endorse, assign and deliver the same to the Collateral Agent for the benefit of the Secured Parties, accompanied by such instruments of transfer or assignment duly executed in blank as the Collateral Agent may from time to time reasonably request.

(b)           Investment Property.  Except to the extent otherwise provided in Article II, if any Grantor shall at any time hold or acquire any certificated securities, such Grantor shall forthwith endorse, assign and deliver the same to the Collateral Agent for the benefit of the Secured Parties, accompanied by such instruments of transfer or assignment duly executed in blank as the Collateral Agent may from time to time reasonably request.  If any securities now or hereafter acquired by any Grantor are uncertificated and are issued to such Grantor or its nominee directly by the issuer thereof, upon the Collateral Agent’s request and following the occurrence of an Event of Default such Grantor shall promptly notify the Collateral Agent thereof and, at the Collateral Agent’s reasonable request, pursuant to an agreement in form and substance reasonably satisfactory to the Collateral Agent, either (i) cause the issuer to agree to comply with instructions from the Collateral Agent as to such securities, without further consent of any Grantor or such nominee, or (ii) arrange for the Collateral Agent to become the registered owner of the securities.  If any securities, whether certificated or uncertificated, or other investment property are held by any Grantor or its nominee through a securities intermediary or commodity intermediary, upon the Collateral Agent’s request and following the occurrence of an Event of Default, such Grantor shall immediately notify the Collateral Agent thereof and at the Collateral Agent’s request and option, pursuant to an agreement in form and substance reasonably satisfactory to the Collateral Agent shall either (i) cause such securities intermediary or (as the case may be) commodity intermediary to agree to comply with entitlement orders or other instructions from the Collateral Agent to such securities intermediary as to such security entitlements, or (as the case may be) to apply any value distributed on account of any commodity contract as directed by the Collateral Agent to such commodity intermediary, in each case without further consent of any Grantor or such nominee, or (ii) in the case of financial assets or other Investment Property held through a securities intermediary, arrange for the Collateral Agent to become the entitlement holder with respect to such Investment Property, with the Grantor being permitted, only with the consent of the Collateral Agent, to exercise rights to withdraw or otherwise deal with such Investment Property.  The Collateral Agent agrees with each of the Grantors that the Collateral Agent shall not give any such entitlement orders or instructions or directions to any such issuer, securities intermediary or commodity intermediary, and shall not withhold its consent to the exercise of any withdrawal or dealing rights by any Grantor, unless an Event of Default has occurred and is continuing.  The provisions of this paragraph shall not apply to any financial assets credited to a securities account for which the Collateral Agent is the securities intermediary.

(c)           Commercial Tort Claims.  If any Grantor shall at any time after the date of this Agreement acquire a Commercial Tort Claim in an amount (taking the greater of the aggregate claimed damages thereunder or the reasonably estimated value thereof) of $2,000,000 or more, such Grantor shall promptly notify the Collateral Agent thereof in a writing signed by such Grantor and provide supplements to Schedule III describing the details thereof and shall grant to the Collateral Agent a security interest therein and in the proceeds thereof, all upon the terms of this Agreement.

(d)           Letter of Credit Rights.  If any Grantor is at any time a beneficiary under a letter of credit with a stated amount of $2,000,000 or more, the proceeds of which have not otherwise been previously perfected as a Supporting Obligation of such Grantor by the filing of a UCC Financing Statement described in Section 3.02(b), such Grantor shall promptly notify the Collateral Agent thereof and, at the request of the Collateral Agent, such Grantor shall, pursuant to an agreement substantially similar to the form of Consent to Assignment of Letter of Credit Rights attached hereto as Exhibit III or otherwise in form and substance reasonably satisfactory to the Collateral Agent, use its commercially reasonable efforts to (i) arrange for the issuer and any confirmer of such letter of credit to consent to an assignment to the Collateral Agent of the proceeds of any drawing under such letter of credit or (ii) arrange for the Collateral Agent to become the transferee beneficiary of such letter of credit, with the Collateral Agent agreeing, in each case, that the proceeds of any drawing under the letter of credit are to be applied as provided in this Agreement after the occurrence and during the continuance of an Event of Default.

ARTICLE IV

Remedies

SECTION 4.01       Remedies Upon Default.  Upon the occurrence and during the continuance of an Event of Default, it is agreed that the Collateral Agent shall have the right to exercise any and all rights afforded to a secured party with respect to the Obligations under the Uniform Commercial Code or other applicable law and also may (i) require each Grantor to, and each Grantor agrees that it will at its expense and upon request of the Collateral Agent forthwith, assemble all or part of the Collateral as directed by the Collateral Agent and make it available to the Collateral Agent at a place and time to be designated by the Collateral Agent that is reasonably convenient to both parties; (ii) occupy any premises owned or, to the extent lawful and permitted, leased by any of the Grantors where the Collateral or any part thereof is assembled or located for a reasonable period in order to effectuate its rights and remedies hereunder or under law, without obligation to such Grantor in respect of such occupation; provided that the Collateral Agent shall provide the applicable Grantor with notice thereof prior to or promptly after such occupancy; (iii) exercise any and all rights and remedies of any of the Grantors under or in connection with the Collateral, or otherwise in respect of the Collateral; provided that the Collateral Agent shall provide the applicable Grantor with notice thereof prior to or promptly after such exercise; and (iv) subject to the mandatory requirements of applicable law and the notice requirements described below, sell or otherwise dispose of all or any part of the Collateral securing the Obligations at a public or private sale or at any broker’s board or on any securities exchange, for cash, upon credit or for future delivery as the Collateral Agent shall deem appropriate.  The Collateral Agent shall be authorized at any such sale of securities (if it deems it advisable to do so) to restrict the prospective bidders or purchasers to Persons who will represent and agree that they are purchasing the Collateral for their own account for investment and not with a view to the distribution or sale thereof, and upon consummation of any such sale the Collateral Agent shall have the right to assign, transfer and deliver to the purchaser or purchasers thereof the Collateral so sold.  Each such purchaser at any sale of Collateral shall hold the property sold absolutely, free from any claim or right on the part of any Grantor, and each Grantor hereby waives (to the extent permitted by law) all rights of redemption, stay and appraisal which such Grantor now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted.

The Collateral Agent shall give the applicable Grantors 10 days’ written notice (which each Grantor agrees is reasonable notice within the meaning of Section 9-611 of the New York UCC or its equivalent in other jurisdictions) of the Collateral Agent’s intention to make any sale of Collateral.  Such notice, in the case of a public sale, shall state the time and place for such sale and, in the case of a sale at a broker’s board or on a securities exchange, shall state the board or exchange at which such sale is to be made and the day on which the Collateral, or portion thereof, will first be offered for sale at such board or exchange.  Any such public sale shall be held at such time or times within ordinary business hours and at such place or places as the Collateral Agent may fix and state in the notice (if any) of such sale.  At any such sale, the Collateral, or portion thereof, to be sold may be sold in one lot as an entirety or in separate parcels, as the Collateral Agent may (in its sole and absolute discretion) determine.  The Collateral Agent shall not be obligated to make any sale of any Collateral if it shall determine not to do so, regardless of the fact that notice of sale of such Collateral shall have been given.  The Collateral Agent may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for sale, and such sale may, without further notice, be made at the time and place to which the same was so adjourned.  In case any sale of all or any part of the Collateral is made on credit or for future delivery, the Collateral so sold may be retained by the Collateral Agent until the sale price is paid by the purchaser or purchasers thereof, but the Collateral Agent shall not incur any liability in case any such purchaser or purchasers shall fail to take up and pay for the Collateral so sold and, in case of any such failure, such Collateral may be sold again upon like notice.  At any public (or, to the extent permitted by law, private) sale made pursuant to this Agreement, any Secured Party may bid for or purchase, free (to the extent permitted by law) from any right of redemption, stay, valuation or appraisal on the part of any Grantor (all said rights being also hereby waived and released to the extent permitted by law), the Collateral or any part thereof offered for sale and may make payment on account thereof by using any claim then due and payable to such Secured Party from any Grantor as a credit against the purchase price, and such Secured Party may, upon compliance with the terms of sale, hold, retain and dispose of such property without further accountability to any Grantor therefor.  For purposes hereof, a written agreement to purchase the Collateral or any portion thereof shall be treated as a sale thereof; the Collateral Agent shall be free to carry out such sale pursuant to such agreement and no Grantor shall be entitled to the return of the Collateral or any portion thereof subject thereto, notwithstanding the fact that after the Collateral Agent shall have entered into such an agreement all Events of Default shall have been remedied and the Obligations paid in full.  As an alternative to exercising the power of sale herein conferred upon it, the Collateral Agent may proceed by a suit or suits at law or in equity to foreclose this Agreement and to sell the Collateral or any portion thereof pursuant to a judgment or decree of a court or courts having competent jurisdiction or pursuant to a proceeding by a court appointed receiver.  Any sale pursuant to the provisions of this Section 4.01 shall be deemed to conform to the commercially reasonable standards as provided in Section 9-610(b) of the New York UCC or its equivalent in other jurisdictions.

SECTION 4.02       Application of Proceeds.

(a)           The Collateral Agent shall apply the proceeds of any collection or sale of Collateral, including any Collateral consisting of cash, in accordance with Section 8.04 of the Credit Agreement as of the Closing Date.

The Collateral Agent shall have absolute discretion as to the time of application of any such proceeds, moneys or balances in accordance with this Agreement.  Upon any sale of Collateral by the Collateral Agent (including pursuant to a power of sale granted by statute or under a judicial proceeding), the receipt of the Collateral Agent or of the officer making the sale shall be a sufficient discharge to the purchaser or purchasers of the Collateral so sold and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to the Collateral Agent or such officer or be answerable in any way for the misapplication thereof.

(b)           In making the determinations and allocations required by this Section 4.02, the Collateral Agent may conclusively rely upon information supplied by the Administrative Agent as to the amounts of unpaid principal and interest and other amounts outstanding with respect to the Obligations, and the Collateral Agent shall have no liability to any of the Secured Parties for actions taken in reliance on such information; provided that nothing in this sentence shall prevent any Grantor from contesting any amounts claimed by any Secured Party in any information so supplied.  All distributions made by the Collateral Agent pursuant to this Section 4.02 shall be (subject to any decree of any court of competent jurisdiction) final (absent manifest error), and the Collateral Agent shall have no duty to inquire as to the application by the Administrative Agent of any amounts distributed to it.

ARTICLE V

Indemnity, Subrogation and Subordination

SECTION 5.01       Indemnity.  In addition to all such rights of indemnity and subrogation as the Grantors may have under applicable law (but subject to Section 5.03), each Borrower agrees that, in the event any assets of any Grantor shall be sold pursuant to this Agreement or any other Collateral Document to satisfy in whole or in part an Obligation owed to any Secured Party, the relevant Borrower shall indemnify such Grantor in an amount equal to the greater of the book value or the fair market value of the assets so sold.

SECTION 5.02       Contribution and Subrogation.  Each Subsidiary Party (a “Contributing Party”) agrees (subject to Section 5.03) that, in the event assets of any other Subsidiary Party shall be sold pursuant to any Collateral Document to satisfy any Obligation owed to any Secured Party, and such other Subsidiary Party (the “Claiming Party”) shall not have been fully indemnified by the relevant Borrower as provided in Section 5.01, the

Contributing Party shall indemnify the Claiming Party in an amount equal to the greater of the book value or the fair market value of such assets, in each case multiplied by a fraction of which the numerator shall be the net worth of the Contributing Party on the date hereof and the denominator shall be the aggregate net worth of all the Contributing Parties together with the net worth of the Claiming Party on the date hereof (or, in the case of any Grantor becoming a party hereto pursuant to Section 6.14, the date of the Security Agreement Supplement hereto executed and delivered by such Grantor).  Any Contributing Party making any payment to a Claiming Party pursuant to this Section 5.02 shall be subrogated to the rights of such Claiming Party to the extent of such payment.

SECTION 5.03       Subordination.

(a)           Notwithstanding any provision of this Agreement to the contrary, all rights of the Grantors under Sections 5.01 and 5.02 and all other rights of indemnity, contribution or subrogation under applicable law or otherwise shall be fully subordinated to the indefeasible payment in full in cash of the Obligations.  No failure on the part of any Borrower or any Grantor to make the payments required by Sections 5.01 and 5.02 (or any other payments required under applicable law or otherwise) shall in any respect limit the obligations and liabilities of any Grantor with respect to its obligations hereunder, and each Grantor shall remain liable for the full amount of the obligations of such Grantor hereunder.

(b)           Each Grantor hereby agrees that upon the occurrence and during the continuance of an Event of Default and after notice from the Collateral Agent all Indebtedness owed by it to any Subsidiary shall be fully subordinated to the indefeasible payment in full in cash of the Obligations.

ARTICLE VI

Miscellaneous

SECTION 6.01       Notices.  All communications and notices hereunder shall (except as otherwise expressly permitted herein) be in writing and given as provided in Section 10.02 of the Credit Agreement.  All communications and notices hereunder to any Subsidiary Party shall be given to it in care of the Borrower as provided in Section 10.02 of the Credit Agreement.

SECTION 6.02       Waivers; Amendment.

(a)           No failure or delay by the Collateral Agent, any L/C Issuer or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the Collateral Agent, the L/C Issuers and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of this Agreement or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 6.02, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Collateral Agent, any Lender or any L/C Issuer may have had notice or knowledge of such Default at the time.  No notice or demand on any Loan Party in any case shall entitle any Loan Party to any other or further notice or demand in similar or other circumstances.

(b)           Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Collateral Agent and the Loan Party or Loan Parties with respect to which such waiver, amendment or modification is to apply, subject to any consent required in accordance with Section 10.01 of the Credit Agreement.

SECTION 6.03       Collateral Agent’s Fees and Expenses.

(a)           The parties hereto agree that the Collateral Agent shall be entitled to reimbursement of its expenses incurred hereunder as provided in Section 10.04 of the Credit Agreement.

(b)           Without limitation of its indemnification obligations under the other Loan Documents, the Borrower agrees to indemnify the Collateral Agent and the other Indemnitees (as defined in Section 10.05 of the Credit Agreement) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the reasonable fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of, the execution, delivery or performance of this Agreement or any claim, litigation, investigation or proceeding relating to any of the foregoing agreement or instrument contemplated hereby, or to the Collateral, whether or not any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements resulted from the gross negligence or willful misconduct of such Indemnitee or of any Affiliate, director, officer, employee, counsel, agent or attorney-in-fact of such Indemnitee.

(c)           Any such amounts payable as provided hereunder shall be additional Obligations secured hereby and by the other Collateral Documents.  The provisions of this Section 6.03 shall remain operative and in full force and effect regardless of the termination of this Agreement or any other Loan Document, the consummation of the transactions contemplated hereby, the repayment of any of the Obligations, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Collateral Agent or any other Secured Party.  All amounts due under this Section 6.03 shall be payable within 10 days of written demand therefor.

SECTION 6.04       Successors and Assigns.  Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party; and all covenants, promises and agreements by or on behalf of any Grantor or the Collateral Agent that are contained in this Agreement shall bind and inure to the benefit of their respective successors and assigns.

SECTION 6.05       Survival of Agreement.  All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Lenders and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any Lender or on its behalf and notwithstanding that the Collateral Agent, any L/C Issuer or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended under the Credit Agreement, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under any Loan Document is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated.

SECTION 6.06       Counterparts; Effectiveness; Several Agreement.  This Agreement may be executed in counterparts, each of which shall constitute an original but all of which when taken together shall constitute a single contract.  Delivery of an executed signature page to this Agreement by facsimile transmission or other electronic transmission (i.e., a “PDF” or “TIF”) a shall be as effective as delivery of a manually signed counterpart of this Agreement.  This Agreement shall become effective as to any Loan Party when a counterpart hereof executed on behalf of such Loan Party shall have been delivered to the Collateral Agent and a counterpart hereof shall have been executed on behalf of the Collateral Agent, and thereafter shall be binding upon such Loan Party and the Collateral Agent and their respective permitted successors and assigns, and shall inure to the benefit of such Loan Party, the Collateral Agent and the other Secured Parties and their respective successors and assigns, except that no Loan Party shall have the right to assign or transfer its rights or obligations hereunder or any interest herein or in the Collateral (and any such assignment or transfer shall be void) except as expressly contemplated by this Agreement or the Credit Agreement.  This Agreement shall be construed as a separate agreement with respect to each Loan Party and may be amended, modified, supplemented, waived or released with respect to any Loan Party without the approval of any other Loan Party and without affecting the obligations of any other Loan Party hereunder.

SECTION 6.07       Severability.  Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.  The parties shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 6.08       Right of Set-Off.  In addition to any rights and remedies of the Lenders provided by Law, upon the occurrence and during the continuance of any Event of Default, each Lender and its Affiliates and each L/C Issuer and its Affiliates is authorized at any time and from time to time, without prior notice to the Borrower or any other Loan Party, any such notice being waived by the Borrower (on its own behalf and on behalf of each Loan Party and its Subsidiaries) to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other Indebtedness at any time owing by, such Lender and its Affiliates or such L/C Issuer and its Affiliates, as the case may be, to or for the credit or the account of the respective Loan Parties and their Subsidiaries against any and all Obligations owing to such Lender and its Affiliates or such L/C Issuer and its Affiliates hereunder or under any other Loan Document, now or hereafter existing, irrespective of whether or not such Agent or such Lender or Affiliate shall have made demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or Indebtedness.  Each Lender and L/C Issuer agrees promptly to notify the Borrower and the Administrative Agent after any such set off and application made by such Lender or L/C Issuer, as the case may be; provided, that the failure to give such notice shall not affect the validity of such setoff and application.  The rights of the Administrative Agent, each Lender and each L/C Issuer under this Section 6.08 are in addition to other rights and remedies (including other rights of setoff) that the Administrative Agent, such Lender and such L/C Issuer may have.

SECTION 6.09       Governing Law; Jurisdiction; Consent to Service of Process.

(a)           This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b)           Each of the Loan Parties hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement or any other Loan Document shall affect any right that the Collateral Agent, any L/C Issuer or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Grantor or its properties in the courts of any jurisdiction.

(c)           Each of the Loan Parties hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section 6.09.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)           Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 6.01.  Nothing in this Agreement or any other Loan

Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 6.10       WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 6.10.

SECTION 6.11       Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

SECTION 6.12       Security Interest Absolute.  All rights of the Collateral Agent hereunder, the Security Interest, the grant of a security interest in the Pledged Collateral and all obligations of each Grantor hereunder shall be absolute and unconditional irrespective of (a) any lack of validity or enforceability of the Credit Agreement, any other Loan Document, any agreement with respect to any of the Obligations or any other agreement or instrument relating to any of the foregoing, (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to any departure from the Credit Agreement, any other Loan Document or any other agreement or instrument, (c) any exchange, release or non-perfection of any Lien on other collateral, or any release or amendment or waiver of or consent under or departure from any guarantee, securing or guaranteeing all or any of the Obligations or (d) any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Grantor in respect of the Obligations or this Agreement.

SECTION 6.13       Termination or Release.

(a)           This Agreement, the Security Interest and all other security interests granted hereby shall terminate with respect to all Obligations (other than (x) obligations under Secured Hedge Agreements not yet due and payable, (y) Cash Management Obligations not yet due and payable and (z) contingent indemnification obligations not yet accrued and payable) when all the outstanding Obligations have been indefeasibly paid in full and the Lenders have no further commitment to lend under the Credit Agreement, the L/C Obligations have been reduced to zero (unless the L/C Obligations shall have been collateralized on terms and conditions reasonably satisfactory to the relevant L/C Issuer following the termination of the Commitments)

and the L/C Issuers have no further obligations to issue Letters of Credit under the Credit Agreement.

(b)           A Subsidiary Party shall automatically be released from its obligations hereunder and the Security Interest in the Collateral of such Subsidiary Party shall be automatically released upon the consummation of any transaction permitted by the Credit Agreement as a result of which such Subsidiary Party ceases to be a Subsidiary or is designated as an Unrestricted Subsidiary of the Borrower; provided that the Required Lenders shall have consented to such transaction (to the extent required by the Credit Agreement) and the terms of such consent did not provide otherwise.

(c)           Upon any sale or other transfer by any Grantor of any Collateral (other than any transfer to another Guarantor) that is permitted under the Credit Agreement, or upon the effectiveness of any written consent to the release of the security interest granted hereby in any Collateral pursuant to Section 10.01 of the Credit Agreement, the security interest in such Collateral shall be automatically released.

(d)           In connection with any termination or release pursuant to paragraph (a), (b) or (c) of this Section 6.13, the Collateral Agent shall execute and deliver to any Grantor, at such Grantor’s expense, all documents that such Grantor shall reasonably request to evidence such termination or release.  Any execution and delivery of documents pursuant to this Section 6.13 shall be without recourse to or warranty by the Collateral Agent.

(e)           Notwithstanding anything to contrary set forth in this Agreement, each Cash Management Bank and each Hedge Bank by the acceptance of the benefits under this Agreement hereby acknowledges and agrees that (i) the Security Interests granted under this Agreement of the Obligations of any Loan Party and its Subsidiaries under any Secured Hedge Agreement and the Cash Management Obligations shall be automatically released upon termination of the Commitments and payment in full of all other Obligations, in each case, unless the Obligations under the Secured Hedge Agreement or the Cash Management Obligations are due and payable at such time (it being understood and agreed that this Agreement and the Security Interests granted herein shall survive solely as to such due and payable Obligations and until such time as such due and payable Obligations have been paid in full)  and (ii) any release of Collateral or of a Grantor, as the case may be, effected in the manner permitted by this Agreement shall not require the consent of any Hedge Bank or Cash Management Bank.

SECTION 6.14       Additional Restricted Subsidiaries.  Pursuant to Section 6.11 of the Credit Agreement, certain Restricted Subsidiaries of the Loan Parties that were not in existence or not Restricted Subsidiaries on the date of the Credit Agreement are required to enter in this Agreement as Subsidiary Parties upon becoming Restricted Subsidiaries.  Upon execution and delivery by the Collateral Agent and a Restricted Subsidiary of a Security Agreement Supplement, such Restricted Subsidiary shall become a Subsidiary Party hereunder with the same force and effect as if originally named as a Subsidiary Party herein.  The execution and delivery of any such instrument shall not require the consent of any other Loan Party hereunder.  The rights and obligations of each Loan Party hereunder shall remain in full force and effect notwithstanding the addition of any new Loan Party as a party to this Agreement.

SECTION 6.15       Collateral Agent Appointed Attorney-in-Fact.  Each Grantor irrevocably makes, constitutes and hereby appoints the Collateral Agent (and all officers, employees or agents designated by the Collateral Agent) as such Grantor’s true and lawful agent (and attorney-in-fact) of such Grantor for the purpose of carrying out the provisions of this Agreement and taking any action and executing any instrument that the Collateral Agent may deem necessary or advisable to accomplish the purposes hereof at any time after and during the continuance of an Event of Default, which appointment is irrevocable and coupled with an interest.  Without limiting the generality of the foregoing, the Collateral Agent shall have the right, upon the occurrence and during the continuance of an Event of Default and notice by the Collateral Agent to the Borrower of its intent to exercise such rights, with full power of substitution either in the Collateral Agent’s name or in the name of such Grantor (a) to receive, endorse, assign and/or deliver any and all notes, acceptances, checks, drafts, money orders or other evidences of payment relating to the Collateral or any part thereof; (b) to demand, collect, receive payment of, give receipt for and give discharges and releases of all or any of the Collateral; (c) to sign the name of any Grantor on any invoice or bill of lading relating to any of the Collateral; (d) to send verifications of Accounts Receivable to any Account Debtor; (e) to commence and prosecute any and all suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect or otherwise realize on all or any of the Collateral or to enforce any rights in respect of any Collateral; (f) to settle, compromise, compound, adjust or defend any actions, suits or proceedings relating to all or any of the Collateral; (g) to notify, or to require any Grantor to notify, Account Debtors to make payment directly to the Collateral Agent; (h) to make, settle and adjust claims in respect of Article 9 Collateral under policies of insurance, endorsing the name of such Grantor on any check, draft, instrument or other item of payment for the proceeds of such policies of insurance, (i) to make all determinations and decisions with respect thereto and (j) to obtain or maintain the policies of insurance required by Section 6.07 of the Credit Agreement or paying any premium in whole or in part relating thereto; and (k) to use, sell, assign, transfer, pledge, make any agreement with respect to or otherwise deal with all or any of the Collateral, and to do all other acts and things necessary to carry out the purposes of this Agreement, as fully and completely as though the Collateral Agent were the absolute owner of the Collateral for all purposes; provided that nothing herein contained shall be construed as requiring or obligating the Collateral Agent to make any commitment or to make any inquiry as to the nature or sufficiency of any payment received by the Collateral Agent, or to present or file any claim or notice, or to take any action with respect to the Collateral or any part thereof or the moneys due or to become due in respect thereof or any property covered thereby.  The Collateral Agent and the other Secured Parties shall be accountable only for amounts actually received as a result of the exercise of the powers granted to them herein, and neither they nor their officers, directors, employees or agents shall be responsible to any Grantor for any act or failure to act hereunder, except for their own gross negligence or willful misconduct or that of any of their Affiliates, directors, officers, employees, counsel, agents or attorneys-in-fact.  All sums disbursed by the Collateral Agent in connection with this paragraph, including reasonable attorneys’ fees, court costs, expenses and other charges relating thereto, shall be payable, within 10 days of demand, by the Grantors to the Collateral Agent and shall be additional Obligations secured hereby.

SECTION 6.16       General Authority of the Collateral Agent.  By acceptance of the benefits of this Agreement and any other Collateral Documents, each Secured Party (whether or not a signatory hereto) shall be deemed irrevocably (a) to consent to the appointment of the

Collateral Agent as its agent hereunder and under such other Collateral Documents, (b) to confirm that the Collateral Agent shall have the authority to act as the exclusive agent of such Secured Party for the enforcement of any provisions of this Agreement and such other Collateral Documents against any Grantor, the exercise of remedies hereunder or thereunder and the giving or withholding of any consent or approval hereunder or thereunder relating to any Collateral or any Grantor’s obligations with respect thereto, (c) to agree that it shall not take any action to enforce any provisions of this Agreement or any other Collateral Document against any Grantor, to exercise any remedy hereunder or thereunder or to give any consents or approvals hereunder or thereunder except as expressly provided in this Agreement or any other Collateral Document and (d) to agree to be bound by the terms of this Agreement and any other Collateral Documents.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

ENCORE MEDICAL FINANCE LLC,
as the Borrower

By:	/s/ Harry Zimmerman
Name:
Title:

ENCORE MEDICAL HOLDINGS LLC,
as Holdings

By:	/s/ Harry Zimmerman
Name:
Title:

ENCORE MEDICAL LLC,

By:	/s/ Harry Zimmerman
Name:
Title:

ENCORE MEDICAL FINANCE CORP.

By:	/s/ Harry Zimmerman
Name:
Title:

ENCORE MEDICAL IHC, INC.

By:	/s/ Harry Zimmerman
Name:
Title:

ENCORE MEDICAL, L.P.

By:	ENCORE MEDICAL GP, INC.,
its general partner

By:	/s/ Harry Zimmerman
Name:
Title:

ENCORE MEDICAL PARTNERS, INC.

By:	/s/ Harry Zimmerman
Name:
Title:

ENCORE MEDICAL ASSET CORPORATION

By:	/s/ Harry Zimmerman
Name:
Title:

ENCORE MEDICAL GP, INC.

By:	/s/ Harry Zimmerman
Name:
Title:

EMPI, INC.

By:	/s/ Harry Zimmerman
Name:
Title:

EMPI CORP.

By:	/s/ Harry Zimmerman
Name:
Title:

EMPI SALES CORP.

By:	/s/ Harry Zimmerman
Name:
Title:

COMPEX TECHNOLOGIES, LLC

By:	/s/ Harry Zimmerman
Name:
Title:

SPECTRABRACE, LTD.

By:	/s/ Harry Zimmerman
Name:
Title:

BANK OF AMERICA, N.A.,
as Collateral Agent

By:	/s/ Alysa Trakas
Name: Alysa Trakas
Title: Vice President

Schedule I to
the Security Agreement

SUBSIDIARY PARTIES

Encore Medical LLC

Encore Medical Finance Corp.

Encore Medical IHC, Inc.

Encore Medical, L.P.

Encore Medical Partners, Inc.

Encore Medical Asset Corporation

Encore Medical GP, Inc.

Empi, Inc.

Empi Corp.

Empi Sales Corp.

Compex Technologies, LLC

SpectraBrace, Ltd.

I-1

Schedule II to
the Security Agreement

EQUITY INTERESTS

Issuer	Number of Certificate	Registered Owner	Number and Class of Equity Interest	Percentage of Equity Interests

PROMISSORY NOTES AND INSTRUMENTS

Issuer	Principal Amount	Date of Note	Maturity Date

II-1

Schedule III to
the Security Agreement

COMMERCIAL TORT CLAIMS

III-1

Exhibit I to the
Security Agreement

SUPPLEMENT NO.            dated as of [  ], to the Security Agreement dated as of November 3, 2006 (as amended, supplemented or otherwise modified from time to time, the “Security Agreement”) among ENCORE MEDICAL HOLDINGS LLC (“Holdings”), ENCORE MEDICAL FINANCE LLC (the “Borrower”), the Subsidiaries of Holdings from time to time party thereto, and BANK OF AMERICA, N.A., as Collateral Agent for the Secured Parties.

A.            Reference is made to the Credit Agreement dated as of November 3, 2006 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, Holdings, BANK OF AMERICA, N.A., as Administrative Agent, Swing Line Lender and an L/C Issuer, each lender from time to time party thereto (collectively, the “Lenders” and individually, a “Lender”), BANC OF AMERICA SECURITIES LLC, as Arranger and Book Runner, CREDIT SUISSE SECURITIES (USA) LLC, as Arranger, Book Runner and as Syndication Agent, and GENERAL ELECTRIC CAPITAL CORPORATION, as Documentation Agent.

B.            Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement and the Security Agreement referred to therein.

C.            The Grantors have entered into the Security Agreement in order to induce the Lenders to make Loans and the L/C Issuers to issue Letters of Credit.  Section 6.14 of the Security Agreement provides that additional Restricted Subsidiaries of the Borrower may become Subsidiary Parties under the Security Agreement by execution and delivery of an instrument in the form of this Supplement.  The undersigned Restricted Subsidiary (the “New Subsidiary”) is executing this Supplement in accordance with the requirements of the Credit Agreement to become a Subsidiary Party under the Security Agreement in order to induce the Lenders to make additional Loans and the L/C Issuers to issue additional Letters of Credit and as consideration for Loans previously made and Letters of Credit previously issued.

Accordingly, the Collateral Agent and the New Subsidiary agree as follows:

SECTION 1.  In accordance with Section 6.14 of the Collateral Agreement, the New Subsidiary by its signature below becomes a Subsidiary Party (and accordingly, becomes a Grantor) and Grantor under the Security Agreement with the same force and effect as if originally named therein as a Subsidiary Party and the New Subsidiary hereby (a) agrees to all the terms and provisions of the Security Agreement applicable to it as a Subsidiary Party and Grantor thereunder and (b) represents and warrants that the representations and warranties made by it as a Grantor thereunder are true and correct on and as of the date hereof.  In furtherance of the foregoing, the New Subsidiary, as security for the payment and performance in full of the Obligations does hereby create and grant to the Collateral Agent, its successors and assigns, for the benefit of the Secured Parties, their successors and assigns, a security interest in and lien on all of the New Subsidiary’s right, title and interest in and to the Collateral (as defined in the Security Agreement) of the New Subsidiary.  Each reference to a “Grantor” in the Security

Agreement shall be deemed to include the New Subsidiary.  The Security Agreement is hereby incorporated herein by reference.

SECTION 2.  The New Subsidiary represents and warrants to the Collateral Agent and the other Secured Parties that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.

SECTION 3.  This Supplement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Supplement shall become effective when the Collateral Agent shall have received a counterpart of this Supplement that bears the signature of the New Subsidiary, and the Collateral Agent has executed a counterpart hereof.  Delivery of an executed signature page to this Supplement by facsimile transmission or other electronic transmission (i.e., a “PDF” or “TIF”) shall be as effective as delivery of a manually signed counterpart of this Supplement.

SECTION 4.  The New Subsidiary hereby represents and warrants that set forth under its signature hereto is the true and correct legal name of the New Subsidiary, its jurisdiction of formation and the location of its chief executive office.

SECTION 5.  Except as expressly supplemented hereby, the Security Agreement shall remain in full force and effect.

SECTION 6.  THIS SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 7.  In case any one or more of the provisions contained in this Supplement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and in the Security Agreement shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 8.  All communications and notices hereunder shall be in writing and given as provided in Section 6.01 of the Security Agreement.

SECTION 9.  The New Subsidiary agrees to reimburse the Collateral Agent for its reasonable out-of-pocket expenses in connection with this Supplement, including the reasonable fees, other charges and disbursements of counsel for the Collateral Agent.

IN WITNESS WHEREOF, the New Subsidiary and the Collateral Agent have duly executed this Supplement to the Security Agreement as of the day and year first above written.

[NAME OF NEW SUBSIDIARY]

By:
Name:
Title:

Jurisdiction of Formation:
Address of Chief Executive Office:

BANK OF AMERICA, N.A.
as Collateral Agent

By:
Name:
Title:

Schedule I
to the Supplement No      to the
Security Agreement

LOCATION OF COLLATERAL

Description	Location

EQUITY INTERESTS

Issuer	Number of Certificate	Registered Owner	Number and Class of Equity Interests	Percentage of Equity Interests

PROMISSORY NOTES AND INSTRUMENTS

Issuer	Principal Amount	Date of Note	Maturity Date

I-1

Exhibit II to the
Security Agreement

FORM OF
PERFECTION CERTIFICATE

Reference is made to the Credit Agreement dated as of November 3, 2006 (the “Credit Agreement”) among ENCORE MEDICAL FINANCE, LLC (the “Borrower”), ENCORE MEDICAL HOLDINGS, LLC (“Holdings”), BANK OF AMERICA, N.A., as Administrative Agent, Swing-Line Lender and an L/C Issuer, each Lender from time to time party thereto, BANC OF AMERICA SECURITIES LLC, as Arranger and Book Runner, CREDIT SUISSE SECURITIES (USA) LLC, as Arranger, Book Runner and Syndication Agent, and GENERAL ELECTRIC CAPITAL CORPORATION, as Documentation Agent.  Capitalized terms used but not defined herein have the meanings assigned in the Credit Agreement or the Security Agreement or Guaranty referred to therein, as applicable.

The undersigned, the Chief Financial Officer and the Chief Legal Officer, respectively, of the Borrower, hereby certify to the Administrative Agent and each other Secured Party as follows:

1.             Names.  (a)  The exact legal name of each Loan Party, as such name appears in its respective certificate of incorporation or formation, is as follows:

(b)  Set forth in Schedule 1 is each other legal name, to our knowledge, each Loan Party has had in the past five years, together with the date of the relevant change:

(c)  Except as set forth in Schedule 1 hereto, to our knowledge, no Loan Party has changed its identity or corporate structure in any way within the past five years.  Changes in identity or corporate structure would include mergers, consolidations and acquisitions, as well as any change in the form, nature or jurisdiction of organization.  If any such change has occurred, include in Schedule 1 the information required by Sections 1 and 2 of this certificate as to each acquiree or constituent party to a merger or consolidation to the extent such information is available to the Borrower.

(d)  To our knowledge, Schedule 1 sets forth a list of all other names (including trade names or similar appellations) used by each Loan Party or any of its divisions or other business units in connection with the conduct of its business or the ownership of its properties at any time during the past five years:

(e)  Set forth below is the Organizational Identification Number, if any, issued by the jurisdiction of formation of each Loan Party that is a registered organization:

(f)  Set forth below is the Federal Taxpayer Identification Number of each Loan Party:

2.             Current Locations.  (a)  The chief executive office of each Loan Party is located at the address set forth opposite its name below:

(b)  The jurisdiction of formation of each Loan Party that is a registered organization is set forth opposite its name below:

3.             Unusual Transactions.  To our knowledge, all Accounts have been originated by the applicable Loan Party and all Inventory has been acquired by the applicable Loan Party in the ordinary course of business (other than Accounts acquired in connection with a business acquisition).

4.             Schedule of Filings.  Attached hereto as Schedule 4 is a schedule setting forth the proper Uniform Commercial Code filing office in the jurisdiction in which each Loan Party is located and, to the extent any of the Collateral is comprised of fixtures, in the proper local jurisdiction, in each case as set forth with respect to such Loan Party in Section 2 hereof.

5.             Stock Ownership and other Equity Interests.  Attached hereto as Schedule 5 is a true and correct list of all the issued and outstanding Equity Interests of the Borrower and each Subsidiary and the record and beneficial owners of such Equity Interests.

6.             Debt Instruments.  Attached hereto as Schedule 6 is a true and correct list of all promissory notes and other evidence of Indebtedness held by Holdings, the Borrower and each other Loan Party having a principal amount in excess of $2,000,000 that are required to be pledged under the Security Agreement, including all intercompany notes between Loan Parties.

7.             Intellectual Property.  (a)  Attached hereto as Schedule 7(A) in proper form for filing with the United States Patent and Trademark Office is a schedule setting forth, to our knowledge, all of each Loan Party’s: (i) Patents and Patent Applications, including the name of the registered owner, type, and registration or application number of each Patent and Patent Application owned by any Loan Party; and (ii) Trademarks and Trademark Applications, including the name of the registered owner, and the registration or application number of each Trademark and Trademark application owned by any Loan Party.

(b)  Attached hereto as Schedule 7(B) in proper form for filing with the United States Copyright Office is a schedule setting forth, to our knowledge, all of each Loan Party’s Copyrights, including the name of the registered owner, title, and the registration number of each Copyright owned by any Loan Party.

Schedule 1

Loan Party	Each Legal Name in Past Five Years (with date of relevant change	Changes in Identity or Corporate Structure in Past Five Years (including Mergers, Consolidations and Acquisitions, and any change in form, nature or jurisdiction)	List of all other Names (including Trade Names) in Past Five Years

Schedule 4

Loan Parties	Filing Location

Schedule 5

Entity	Jurisdiction of Incorporation or Formation	Issued and Outstanding Equity Interests	Owner(s)

Schedule 6

Lender	Issuer	Principal Amount	Date of Note	Maturity Date

Schedule 7(A)(i)

Trademarks and Trademark Applications

Trademark	Country	Reg. No./Date	App. No./File	Owner	Status

Schedule 7(A)(ii)

Patents and Published Pending Patent Applications

Country	Application or Publication No.	Title	Owner of Record	Date Filed/ Date Issued

Schedule 7(B)

Copyrights

Subject	Country	Date Issued	Reg. Number

IN WITNESS WHEREOF, the undersigned have duly executed this certificate as of the date first set above.

ENCORE MEDICAL FINANCE LLC,

by:

Name:
Title:

Perfection Certificate

Exhibit III to the
Security Agreement

FORM OF CONSENT TO ASSIGNMENT OF LETTER OF CREDIT RIGHTS

To:          Bank of America, N.A., as Collateral Agent

[                                        ]

[                                        ]

[                                        ]

[INSERT NAME OF BENEFICIARY], as Beneficiary

[                                        ]

[                                        ]

[                                        ]

We refer to the [INSERT ALL IDENTIFYING INFORMATION WITH RESPECT TO RELEVANT LETTER OF CREDIT] (as it may be amended, supplemented or otherwise modified from time to time, the “Letter of Credit”)[, a true copy of which is attached hereto].  The Letter of Credit has been established in favor of [INSERT NAME OF BENEFICIARY], as beneficiary (the “Beneficiary”), and we are the [issuing bank (the “Issuing Bank”)][nominated person (the “Nominated Person”)] required to give value thereunder pursuant to one [or more] drawing[s] upon the satisfaction of the conditions stated in the Letter of Credit.  The liability of the [Issuing Bank][Nominated Person] for action or omissions under the Letter of Credit is governed by the laws of [INSERT RELEVANT JURISDICTION], as chosen by agreement in the Letter of Credit.  [To the best knowledge of the undersigned,] the signatories to this consent letter are the only persons obligated to give value under the Letter of Credit.

We hereby confirm that there is no term in the Letter of Credit or other restriction which prohibits, restricts or requires any person’s consent to the Beneficiary’s assignment of or creation of a security interest in the rights to payment or performance under the Letter of Credit.  We hereby consent to and acknowledge the assignment by the Beneficiary of all proceeds of and rights to payment and performance under the Letter of Credit in favor of [                ], as collateral agent (the “Collateral Agent”) pursuant to the Security Agreement dated as of [                ], 200   executed by the Beneficiary [and other parties thereto], as Grantor, in favor of the Collateral Agent, as such agreement may be amended, amended and restated, supplemented or otherwise modified from time to time (the “Security Agreement”).

We hereby agree to pay, irrespective of, and without deduction for, any counterclaim, defense, recoupment or set-off, all proceeds of the Letter of Credit that would otherwise be paid to the Beneficiary directly to the Collateral Agent to the following account:

III-1

[                                        ]

[                                        ]

[                                        ]

[                                        ]

We hereby confirm and agree that the Letter of Credit is, and shall continue to be, in full force and effect and is hereby ratified and confirmed in all respects and that the Collateral Agent shall have no liability or obligation under or with respect to the Letter of Credit or any document related thereto as a result of this consent letter, the Security Agreement or otherwise.

This consent letter may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute but one and the same consent letter.  Delivery of an executed counterpart of a signature page to this consent letter by facsimile transmission or other electronic transmission (i.e. “PDF” or “TIF”) shall be effective as delivery of an original executed counterpart of this consent letter.

This consent letter shall be governed by, and construed in accordance with, the laws of the State of New York.

[NAME OF ISSUING BANK]

By:
Name:
Title:

[NAME OF NOMINATED PERSON]

By:
Name:
Title:

III-2

The above is acknowledged and agreed to:

[NAME OF GRANTOR/BENEFICIARY]

By
Name:
Title:

Address for Notices:

III-3